PURCHASE AND ASSUMPTION AGREEMENT

Between

THE BANK OF HAMPTON ROADS

("Seller")

and

BANK OF NORTH CAROLINA

("Purchaser")

PURCHASE AND ASSUMPTION AGREEMENT

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ii

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PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of April 27, 2012 between The Bank of Hampton Roads, a Virginia chartered bank having its principal offices in Norfolk, Virginia ("Seller"), and Bank of North Carolina, a North Carolina chartered bank having its principal offices in High Point, North Carolina ("Purchaser").

RECITALS:

A. Seller wishes to divest, upon the terms and conditions set forth herein, certain assets and certain deposit and other liabilities of the offices at the locations set forth in Schedule 1 (collectively the "Banking Centers").

B. Purchaser wishes to buy such assets and assume such liabilities upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

ARTICLE I
TRANSFER OF ASSETS AND LIABILITIES

Section 1.1. Transferred Assets.

(a)	As of the Effective Time (as defined in Section 2.1) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the transferable rights, title and interests of Seller in the following assets associated with the Banking Centers and identified in this Agreement and the Schedules and Exhibits hereto, and not otherwise excluded pursuant to the provisions of Subsection 1.1(b):

(1)	fee simple title to all real estate and improvements thereon at the Banking Center described as Preston Corners on Schedule 1.1(a)(1) (the “Improved Real Property”);

(2)	fee simple title to all unimproved real estate described as Chapel Hill Land on Schedule 1.1(a)(2) (the “Unimproved Real Property”);

(3)	Seller’s rights as tenant in and to the real property lease as described on Schedule 1.1(a)(3) (the “Real Property Lease”) for the improved land in Chapel Hill, North Carolina, as more particularly described in such lease (the “Leased Real Property”);

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(4)	except as provided in Section 1.1(b), the furniture, fixtures, leasehold improvements, equipment and other tangible personal property owned by Seller and located at the Banking Centers and used in conducting Seller’s business at the Banking Centers (the "Personal Property") as listed on Schedule 1.1(a)(4), together with any manufacturer’s warranties and maintenance or service agreements thereon that are in effect on the Closing Date and are assignable to Purchaser;

(5)	all equipment leases for equipment located at the Banking Centers (the "Equipment Leases"), and all assignable operating contracts of the Banking Centers excluding any master contracts (the "Assignable Contracts"); Equipment Leases and Assignable Contracts are listed on Schedule 1.1(a)(5);

(6)	all safe deposit contracts and leases for the safe deposit boxes located at the Banking Centers as of the Effective Time (the "Safe Deposit Contracts"); and

(7)	all coins and currency located at the Banking Centers as of the Effective Time (the "Coins and Currency").

The Improved Real Property and the Unimproved Real Property are collectively referred to as the “Owned Real Property,” and the Owned Real Property and the Leased Real Property are collectively referred to as “Real Property.” The owner or tenant of any Real Property, as the case may be, is Seller or an affiliate of Seller as stated in the above Schedules.

(b)	Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are the assets listed on Schedule 1.1(b) hereto, Seller's rights in and to the names “Bank of Hampton Roads,” “The Bank of Hampton Roads,” “Gateway Bank,” “Bank of Hampton Roads Service Corporation,” “Gateway Bank Mortgage, Inc.,” “Gateway Investment Services, Inc.,” “Gateway Insurance Services, Inc.,” “Gateway Title Agency, Inc.,” “GBTC, Inc.,” “GBTC-VA, Inc.,” “BHR” and any of Seller's corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names, and trade names and logos of third parties with whom Seller has contracted to provide services to its customers (the "Excluded Assets"). Seller shall coordinate with Purchaser to remove the Excluded Assets from the Banking Centers on or prior to the Effective Time. Seller shall remove the Excluded Assets at its own cost, and, apart from making any reasonable repairs necessitated by removing the Excluded Assets, Seller shall be under no obligation to restore the Banking Centers' premises to their original condition, which shall be the responsibility of Purchaser.

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Section 1.2. Purchase Price.

(a)	As consideration for the purchase of the Banking Centers, Purchaser shall pay Seller a purchase price (the "Purchase Price") equal to the sum of the following:

(1)	With respect to the Owned Real Property, $5,694,000 (the "Property Value").

(2)	A premium for the Deposit Liabilities (as defined in Section 1.3(a)) and franchise value related to the Banking Centers listed on Schedule 1.2(a)(2) as follows:

(i)	Five hundred and fifty thousand dollars ($550,000).

(3)	The book value (net of accumulated depreciation) of the Personal Property as shown on the books and records of Seller on the last day of the quarter immediately preceding the Closing Date, but in no event shall such value exceed two hundred and fifty thousand dollars ($250,000); and

(4)	The face amount of the Coins and Currency.

(b)	(1)	In addition, Purchaser shall assume, as of the Effective Time (as defined in Section 2.1), all of the duties, obligations and liabilities of Seller arising on or after the Effective Time relating to the Real Property, the Real Property Lease, the Equipment Leases, the Assignable Contracts, the Safe Deposit Contracts, the Deposit Liabilities (including all accrued interest relating thereto) and the ownership and operation of the Banking Centers in the ordinary course of business, including without limitation, the payment of salary, compensation and benefits to the New Employees (as defined in Section 1.5); provided, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of Section 1.3.

(2)	All liabilities and obligations of Seller not expressly included in Section 1.2(b)(1) are excluded from the transactions contemplated in this Agreement, including without limitation: all liabilities associated with cashier’s checks or other official bank checks and traveler’s checks issued by Seller before the Closing Date; all liabilities and obligations of Seller relative to Employees (as defined in Section 1.5) with respect to periods before the Closing Date; and all liabilities and obligations of Seller relating to the Banking Centers that are not expressly included in Section 1.2(b)(1).

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(c)	Seller shall prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to Subsection (b) above, as reflected by the Pre-Closing Balance Sheet, over the Purchase Price computed in accordance with Subsection (a) above, as reflected by the Pre-Closing Balance Sheet. The amount paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 2.3).

Section 1.3. Deposit Liabilities.

(a)	"Deposit Liabilities" shall mean all of Seller's duties, obligations and liabilities relating to the deposit accounts (except as set forth in Section 1.3(b)) located at the Banking Centers as of the Effective Time (including accrued but unpaid or uncredited interest thereon). A projected list of the Deposit Liabilities is attached hereto as Schedule 1.3(a), which shall be updated as soon as practicable after Closing.

(b)	Subject to the limitations on indemnification set forth in Section 3.4, Purchaser shall not assume the following:

(1)	Seller's official checks, cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks.

(2)	Liabilities or obligations of Seller with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing or arising from events occurring prior to Closing.

(3)	Deposit accounts associated with lines of credit.

(4)	Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan.

(5)	Deposit accounts associated with Seller's national or regional account relationships, if any.

(6)	Self-directed individual retirement accounts, if any, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred; provided Seller has not received, on or before the Closing Date, the account holder’s objection or failure to accept Purchaser as successor custodian.

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(7)	Deposits that have been reported as abandoned property under the abandoned property laws of any jurisdiction.

(8)	Brokered deposits as defined by 12 CFR §337.6(a)(2).

(9)	Deposit accounts that have been overdrawn for more than 30 days as of the Closing Date.

(c)	Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

(d)	Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over-the-counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Purchaser or for a period not to exceed sixty (60) calendar days after the Closing Date, on the checks, withdrawal or draft forms provided by Seller, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

(e)	If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making any such payment; provided, however, that if Seller shall pay the same, Purchaser agrees to reimburse Seller for any payments. Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any checks, drafts or withdrawal orders processed after the Effective Time drawn on such Deposit Liabilities, and any such representations or warranties implied by law are hereby expressly disclaimed. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 60 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements.

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(f)	Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed accounts, (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser's assumption of Deposit Liabilities, and (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller and that checks or drafts drawn more than sixty (60) calendar days after the Closing Date on Seller’s check or draft forms will not be honored. In connection with this obligation, Seller shall provide Purchaser with a customer list on the Deposit Liabilities together with information regarding these customers’ accounts. (If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms.) In addition, Seller will notify its affected customers by letter of the pending assignment of the Deposit Liabilities to Purchaser, which notice shall be at Seller's cost and expense and shall be in a form and mailed at a time mutually agreeable to Seller and Purchaser.

(g)	Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Effective Time that are properly returned to Seller after the Effective Time.

(h)	As of the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement.

(i)	As of and after the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

(j)	Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller's business. Seller will be entitled to impose normal fees and service charges on a per-item basis at Closing, but Seller will not impose periodic fees or blanket charges in connection with such final statements.

(k)	Seller will timely provide to Purchaser 1099 data for Purchaser to comply with all laws, rules and regulations regarding 2012 tax reporting of transactions of such accounts through the Effective Time.

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(l)	As of the Effective Time, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser), also at the expense of Purchaser. For a period of 60 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller's operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items routed or presented after the 60-day period shall be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

(m)	As of the Effective Time, Purchaser agrees to use commercially reasonable efforts to collect from Purchaser's customers amounts equal to any Visa or MasterCard charge backs under the MasterCard and Visa Merchant Agreements between Seller and its customers, or amounts equal to any deposit items returned to Seller after the Effective Time which were honored by Seller prior to the Effective Time, and remit such amounts so collected to Seller. Purchaser agrees to immediately freeze and remit to Seller any funds, up to the amount of the charged back or returned item that had been previously credited by Seller, if such funds are available at the time of notification by Seller to Purchaser of the charged back or returned item and such charge back is permitted. Notwithstanding the foregoing, Purchaser shall have no duty to remit funds for any item or charge that has been improperly returned or charged to Seller. Solely for the purposes of this Section 1.3(m), all references to Seller shall be deemed to include Seller and its assignees.

Section 1.4. Safe Deposit Business.

(a)	As of the Effective Time, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Banking Centers arising on or after the Effective Time in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them; provided, that nothing herein shall be deemed to prohibit Purchaser, after the Effective Time, from discontinuing the safe deposit box services or facilities at the Banking Centers (all in accordance with applicable law and any contractual obligations regarding the same).

(b)	As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Centers.

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(c)	Safe deposit box rental payments (not including late payment fees) collected by either Seller or Purchaser applying to periods both before and after the Effective Time shall be prorated as of the Effective Time.

Section 1.5. Employee Matters.

(a)	Purchaser may offer employment to any employees employed by Seller at the Banking Centers as of the Effective Time (the “Employees”) that are set forth in Schedule 1.5, which shall be prepared by Purchaser within 15 days before Closing Date, in their then respective current functional positions and locations. If Purchaser offers employment to any of the Employees (the “New Employees”), then such New Employees’ benefits will generally be equivalent to benefits offered by Purchaser to similarly situated employees of Purchaser. New Employees and their dependents, if any, covered under Seller’s health insurance plan before the Effective Time shall be covered under Purchaser’s health insurance plan without being subject to any pre-existing condition limitations or exclusions. New Employees shall not be required to satisfy the deductible and employee payments required by Purchaser's comprehensive medical and/or dental plans for the calendar year of the Effective Time (i) to the extent of amounts previously credited during such calendar year under comparable plans maintained by Seller, or (ii) to the extent the same are waived in their entirety by the applicable insurer, as determined by the applicable insurer in its sole discretion. With respect to Purchaser's qualified and nonqualified pension plans, New Employees will not receive credit for prior service with Seller (or with other entities to the extent service with any such entity is treated by Seller as service with it). Benefits under Purchaser's pension plans for New Employees shall be determined solely with reference to service with Purchaser.

(b)	Seller makes no representations or warranties about whether any of its employees will remain at the Banking Centers and become and remain employed by Purchaser after the Effective Time. Seller will use its commercially reasonable efforts to maintain the employees as employees of Seller at the Banking Centers until the Effective Time. Purchaser shall have no responsibilities or rights with respect to any employee of Seller whose employment shall be terminated for any reason prior to the Effective Time or who shall elect not to become an employee of Purchaser. Seller agrees that, for a period of 12 months after the Effective Time, it will not solicit for employment any New Employee who remains employed by Purchaser; provided, however, that such prohibition shall not apply to solicitations which are directed to the general public.

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(c)	Seller shall be responsible for paying to all New Employees prior to the Effective Time the value of any such New Employee’s accrued, but not used, sick and vacation time, if any. With respect to all who are Employees of Seller at the Banking Centers immediately before the Effective Time and who are not offered employment with Purchaser as contemplated under Subsection (a) above, Purchaser shall pay to Seller at Closing an amount equal to fifty percent (50%) of eight weeks’ pay for each such Employee at such Employee’s then-current rate. Seller shall match that amount and pay the total to such Employees as severance payments. For avoidance of doubt, Purchaser shall have no obligation to contribute any amount toward severance payments, if any, with respect to Employees who are offered employment with Purchaser but do not accept.

(d)	Prior to the Closing Date, Seller shall afford the officers and authorized representatives of Purchaser access to the Employees for interviews and training purposes, at Purchaser’s sole expense, at reasonable times without interfering with the Banking Centers’ normal business and operations.

Section 1.7. Records and Data Processing.

(a)	As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and protect them as required by applicable law and sound banking practice. After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Seller's expense) any such files, documents or records as Seller deems necessary.

(b)	As of the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Purchaser's expense) files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems necessary.

(c)	It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 1.8. Security.

As of the Effective Time, Purchaser shall become solely responsible for the security of and insurance on all persons and property located in or about the Banking Centers.

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Section 1.9. Taxes and Fees; Proration of Certain Expenses.

Purchaser shall be responsible for the payment of all fees and taxes related to this transaction, including all of the real estate transfer, grantor’s and recordation taxes, fees and costs, provided that Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of the transactions herein.  Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Banking Centers before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Banking Centers after the Effective Time.  Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Banking Centers and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller. To the extent Seller or its affiliate has paid security deposits to any landlord under the Real Property Lease, Purchaser shall pay the amount of such security deposits to Seller at Closing, or such amount shall be credited to Seller on the Closing Statement.

Section 1.10. Real Property.

(a)	Title and Leasehold Matters.

(i)       Seller agrees to deliver to Purchaser as soon as practicable after execution of this Agreement copies of all title and lease information in possession of Seller, including but not limited to title insurance policies, attorneys’ opinions on title, surveys, covenants, deeds, notes and mortgages, leases and easements relating to the Real Property.  Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

(ii)      Purchaser agrees to notify Seller in writing within 30 calendar days after the date of this Agreement of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions or zoning or similar land use violations (excluding legal but nonconforming uses) related to the Real Property to which Purchaser reasonably objects (the “Title Defects”).  Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable, or easements, restrictions, tenancies, and rights of way that do not materially interfere with the use of the Real Property as a banking center or defects that Purchaser can obtain protection from through purchase of title insurance at regular rates (or higher rates if the excess over the regular rate is paid by Seller).  The parties will discuss and negotiate the curing or other resolution of such Title Defects, but Seller shall have no obligation to cure any Title Defects. If Seller is unable or unwilling to cure any such Title Defects to Purchaser’s reasonable satisfaction, Purchaser shall have the option (upon written notice to Seller) to either (x) accept the Title Defects and receive title in its then existing condition and proceed to Closing (without a Purchase Price adjustment unless otherwise agreed in writing), or (y) terminate this Agreement. In no event shall Purchaser have the right to purchase the assets relating to the Banking Center without also taking the corresponding Real Property, and vice-versa.

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(iii)     Purchaser shall have the right to update title matters at Closing for any changes that may have arisen between the date of Purchaser’s original title search and the Closing Date. If such update indicates that any Title Defects have been placed of record since the date of Purchaser’s original title search and Purchaser reasonably objects thereto, then Purchaser agrees to immediately notify Seller in writing. The parties will discuss and negotiate the curing or other resolution of such Title Defects, but Seller shall have no obligation to cure any Title Defects. If Seller is unable or unwilling to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option (upon written notice to Seller) to either (x) accept the Title Defects and receive title in its then existing condition and proceed to Closing (without a Purchase Price adjustment unless otherwise agreed in writing), or (y) terminate this Agreement. In no event shall Purchaser have the right to purchase the assets relating to the Banking Center without also taking the corresponding Real Property, and vice-versa.

(iv)     Purchaser accepts the terms of the Real Property Lease as is, subject to receipt by Purchaser of an assignment of the Real Property Lease by the landlord to the Purchaser.

(b)	Environmental Matters.

Purchaser shall have the right to conduct such investigation of environmental matters with respect to the Real Property as it may reasonably require and shall report the results of any such investigation, together with its objections to any Environmental Issue, if any, to Seller no later than the end of the Inspection Period; provided, that without the prior written consent of Seller, Purchaser shall not conduct any invasive testing or any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. As used herein, the term “Environmental Issue” shall mean an issue discovered by Purchaser's investigation which constitutes a material violation of applicable environmental law which materially impacts the Real Property or the use thereof as a banking center, or any condition in, on or under the Real Property that would reasonably be expected to trigger any required notice, investigation, remedial obligation or material liability under applicable environmental law. If Purchaser objects to any “Environmental Issue,” Seller and Purchaser shall address such Environmental Issue as set forth in subsection (d) below.  As used herein, the term “Environmental Issue” shall mean an issue discovered by Purchaser’s investigation as provided for in subsection (d) below which constitutes a material violation of applicable environmental law that materially impacts the value of the Real Property or the use thereof as a Banking Center, or any material condition at or under the Real Property that would reasonably be expected to give rise to a material liability under applicable environmental law including, without limitation, clean-up and remediation obligations.

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(c)	Facilities Inspection.

(i)      Purchaser shall have the right, at Purchaser’s expense, for and during the period ending 45 calendar days following the date of execution of this Agreement (the “Inspection Period”), to inspect the physical condition of the Owned Real Property for use as a bank, including, without limitation, compliance of the Owned Real Property with the provisions of the Americans with Disabilities Act (collectively, “Inspection Issues”).  These inspections shall be conducted during regular business hours by qualified inspectors or employees of Purchaser or its affiliates following not less than three business days notice to Seller.  Prior to entry upon the property, Purchaser will confirm to Seller the existence of general liability insurance in coverage amounts reasonably acceptable to Seller.  Any physical disturbance to the Owned Real Property shall be subject to Seller’s prior approval, which may be subject to such reasonable repair and restoration conditions as Seller may impose (including, without limitation, the obligation to repair any disturbed area to its condition immediately prior to that disturbance). Purchaser promptly shall provide Seller with copies of any and all written reports in connection with those inspections, at no cost to Seller, upon Seller’s request.

(ii)    Purchaser shall return the Owned Real Property to the condition existing prior to any tests and inspections performed by Purchaser or Purchaser’s representatives, as determined by Seller in its reasonable discretion. Purchaser shall indemnify and hold Seller harmless from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and the cost of appeals) from or relating to Purchaser’s or its employee’s, agent’s, representative’s, or contractor’s entry onto the Owned Real Property, and any inspections or other matters performed by Purchaser with respect to the Owned Real Property, whether prior to, during, or after the Inspection Period. The provisions of this Section 1.10(c)(ii) shall survive Closing or any termination of this Agreement.

(d)	Correction of Defects.

If Purchaser discovers a defect or defects in one or both of the Banking Centers with respect to Inspection Issues or Environmental Issues (a “Defect or “Defects”) that would, in aggregate, require the expenditure of over $25,000 to correct, as determined by Purchaser in its reasonable discretion, Purchaser shall promptly give written notice thereof to Seller describing the Defect or Defects in detail. The parties will discuss and negotiate the curing or other resolution of such Defects, but Seller shall have no obligation to cure any Defects. If Seller is unable or unwilling to cure any Defects to Purchaser’s reasonable satisfaction, Purchaser shall have the option (upon written notice to Seller) to either (x) accept the Defect and receive the Owned Real Property in its then existing condition and proceed to Closing (without a Purchase Price adjustment unless otherwise agreed in writing), or (y) terminate this Agreement.

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(e)	Casualty and Condemnation.

(i)	Except as stated in this Agreement, Seller shall bear all risk of loss or damage to the Owned Real Property from all causes until the Closing; provided, however, Seller shall have no obligation to repair such loss or damage.

(ii)	If before Closing: (a) any material portion of any Owned Real Property is destroyed by fire, the elements or by any other casualty (a “Casualty”), or (b) any material portion of any Owned Real Property is taken by eminent domain or made the subject of condemnation proceedings (a “Taking”), Seller shall give Purchaser prompt written notice thereof and Purchaser may elect, by written notice to Seller within five (5) business days after Purchaser has received written notice of such event from Seller (and the Closing shall be extended for two (2) business days after the expiration of such termination election period, if applicable), to terminate this Agreement without further liability, except for obligations set forth in this Agreement that expressly survive termination. In no event shall Purchaser have the right to purchase the assets relating to a Banking Center without also taking the corresponding Owned Real Property, and vice-versa. If before Closing a portion of any Owned Real Property is destroyed by a Casualty (as to less than a “material portion”) or a Taking occurs (which does not affect a “material portion” of any Owned Real Property), Purchaser shall proceed to Closing subject to the provisions of Section 1.10(e)(iii). For the purposes of this Section 1.10, a “material portion” of any Owned Real Property shall mean (i) any portion of the Owned Real Property where the cost to restore same (as reasonably determined by Seller) exceeds $200,000 and (ii) with respect to a Taking only, any portion which materially affects access to or parking upon the Owned Real Property solely to the extent such remaining parking is not in compliance with applicable ordinances.

(iii)	If this Agreement is not terminated pursuant to Section 1.10(e)(ii), then at the Closing the following shall occur:

(A)	Seller shall credit on account of the Purchase Price the amount, as applicable, of all condemnation awards actually received by Seller or any sums of money collected by Seller (whether retained by Seller or paid directly to a holder of any lien on the Owned Real Property) under its policies of insurance or renewals thereof insuring against the loss in question to the extent same have not been expended for the purpose of restoration or repair of the Owned Real Property.

(B)	In the case of a Taking, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to (a) such further sums payable thereunder, and (b) any awards that may be made with respect to any pending or future condemnation proceeding.

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(C)	In the case of a Casualty, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title, and interest in and to the proceeds of any casualty insurance policies payable to Seller.

(D)	In the case of a Casualty, Seller shall credit against the Purchase Price the amount of any deductible under its insurance policy, but not to exceed the amount required to repair or replace the portion of the Owned Real Property damaged or destroyed.

(E)	All provisions of this Section 1.10(e) shall also be applicable to the Leased Real Property, subject to the rights of the landlord under the Real Property Lease.

(f)	Development Bonds.

If Seller has outstanding bonds, letters of credit, or other security issued in favor of a municipality or agency related to the development of any Unimproved Real Property (the “Seller Bonds”) Purchaser shall cause to be issued to such municipality or agency, effective at Closing, any replacement bonds or letters of credit that are necessary to obtain the release of the Seller Bonds.

ARTICLE II
CLOSING AND EFFECTIVE TIME

Section 2.1. Effective Time.

The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at a mutually agreeable time and location within 15 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, or at such other place, time or date on which the parties shall mutually agree. The effective time (the "Effective Time") shall be 5:00 p.m. local time, on the day on which the Closing occurs (the "Closing Date").

Section 2.2. Closing.

(a)	All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)	At the Closing, subject to all the terms and conditions of this Agreement, Seller shall execute (where appropriate), deliver or make reasonably available to Purchaser:

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(1)	Special warranty deeds transferring title to the Owned Real Property to Purchaser;

(2)	A Bill of Sale, in substantially the form attached hereto as Exhibit 2.2(b)(2) (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Personal Property and other transferred assets;

(3)	An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Equipment Leases, the Assignable Contracts, the Real Property Lease, the Safe Deposit Contracts, and the Deposit Liabilities;

(4)	Consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement, including, but not limited to, the lessors under the Equipment Leases and the Real Property Lease to the extent required. With respect to any Equipment Lease for which the required consent is not obtained from the lessor prior to the Closing, in lieu of such consent Seller may provide either (at Seller’s sole option), a special indemnity in form and content reasonably satisfactory to Purchaser against any loss to Purchaser resulting from the failure to obtain such consent, or the substitution by Seller and delivery hereunder to Purchaser of equipment comparable to the equipment subject to such Equipment Lease;

(5)	Seller's keys to the safe deposit boxes and Seller's records related to the safe deposit box business at the Banking Centers;

(6)	Seller's records related to the Deposit Liabilities assumed by Purchaser;

(7)	Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(8)	The Coins and Currency;

(9)	Such of the other assets to be purchased as shall be capable of physical delivery;

(10)	A certificate of a proper officer of Seller, dated as of the Closing Date, certifying the fulfillment of all conditions that are the obligation of Seller hereunder, and that all the representations and warranties of seller set forth in this agreement remain true and correct in all material respects as of the Effective Time;

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(11)	A certified copy of a resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the Banking Centers contemplated hereby;

(12)	Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

(13)	A Closing Statement, substantially in the form attached hereto as Exhibit 2.2(b)(13) (the "Closing Statement");

(14)	An affidavit of Seller certifying that Seller is not a "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

(15)	The Power of Attorney substantially in the form attached hereto as Exhibit 1.4(k);

(16)	An assignment and assumption of the Real Property Lease (“Assignment of Real Property Lease”) executed by the landlord of the Leased Real Property; and

(17)	Such executed customary affidavits and documents as Purchaser’s title insurer may require as a condition to issuing owner’s title insurance policies to Purchaser with respect to the Real Property.

It is understood that the items listed in Subsections (b)(5) and (9) shall be transferred after the Banking Centers have closed for business on the Closing Date and that the records listed in Subsection (b)(7) will be transferred as soon as practicable after the Closing, but in no event more than five (5) business days after the Closing. For purposes of this Agreement, the term "business day" shall mean any day that Seller is open for business and that is not a Saturday, Sunday or federal holiday.

(c)	At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute (where appropriate), deliver or make reasonably available to Seller:

(1)	The Assignment and Assumption Agreement;

(2)	A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

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(3)	A certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying to the fulfillment of all conditions that are the obligation of Purchaser hereunder, and that all the representations and warranties of purchaser set forth in this agreement remain true and correct in all material respects as of the Effective Time;

(4)	A certified copy of a resolution of the Board of Directors, or its Executive Committee, of Purchaser approving the purchase of the Banking Centers contemplated hereby;

(5)	Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt by Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

(6)	The Assignment of Real Property Lease; and

(7)	The Closing Statement.

(d)	All instruments, agreements and certificates described in this Section 2.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 2.3. Post-Closing Adjustments.

(a)	Not later than 30 business days after the Effective Time, Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"). Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet. On or before the 15th business day following delivery of the Post-Closing Balance Sheet (the "Adjustment Payment Date"), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

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(b)	In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at the applicable Federal Funds Rate. In the event of an unresolved dispute, either party may submit the matter to a firm of certified public accountants mutually agreeable to Seller and Purchaser (the “Mediator”), which shall determine such dispute in accordance with the terms and conditions of this Agreement within 30 calendar days after the submission. The parties shall each pay one-half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party negotiated the Post-Closing Balance Sheet in bad faith. The Post-Closing Balance Sheet, as agreed upon by the parties and determined under this Subsection, shall be final and binding upon the parties.

(c)	The Federal Funds Rate shall mean the rate quoted for Federal Funds in the Money Rates Column of the Wall Street Journal, adjusted daily, for the period beginning with the first calendar day following the Effective Time and ending with the Adjustment Payment Date.

ARTICLE III
INDEMNIFICATION

Section 3.1. Seller's Indemnification of Purchaser.

Subject to limitations in this Article III, Seller shall indemnify, hold harmless and defend Purchaser from and against any costs, expenses, liabilities, losses or damages, including without limitation reasonable attorneys' fees and expenses, but excluding punitive, exemplary, special or incidental damages (a "Loss") incurred by Purchaser and caused by any breach by Seller of any representation or warranty contained herein, and any Loss arising out of any claims, actions, suits or proceedings commenced prior to the Effective Time or arising out of events occurring prior to the Effective Time relating to operations at the Banking Center, except to the extent of liabilities assumed or payable hereunder by Purchaser. Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

Section 3.2. Purchaser's Indemnification of Seller.

Subject to the limitations set forth in this Article III, Purchaser shall indemnify, hold harmless and defend Seller and its affiliates from and against any Loss incurred by Seller caused by: (a) any breach by Purchaser of any representation or warranty contained herein; and (b) any Loss arising out of any claims, actions, suits or proceedings arising out of events occurring following the Effective Time relating to operations at the Banking Centers or administration of any of the Deposit Liabilities by Purchaser. Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

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Section 3.3. Claims for Indemnity.

(a)	A claim for indemnity under Sections 3.1 or 3.2 of this Agreement shall be made by the claiming party prior to the expiration of twelve (12) months after the Effective Time by the giving of notice thereof to the other party. Such notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such prescribed twelve (12) month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such twelve (12) month period shall cease and no indemnity shall be made therefor.

(b)	In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2, then, after notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within ten (10) business days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting any settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten (10) business days of its receipt of the notice of such settlement offer).

Section 3.4. Limitations on Indemnification.

(a)         Except as provided in Section 3.4(b), no indemnification shall be required to be made by either party under Sections 3.1 or 3.2 until the aggregate amount of all claims for indemnity by the other party exceeds $50,000. Once such aggregate amount exceeds the $50,000 threshold, such party shall thereupon be entitled to indemnification for all claims in excess of such threshold.

(b)         Notwithstanding anything to the contrary in this Agreement, including Sections 3.1, 3.2 and 3.4(a), the limitations set forth in Section 3.4(a) shall not apply to any Loss relating to, arising out of or resulting from fraudulent misrepresentation or warranty or fraudulent inducement to enter into this Agreement.

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(c)          Notwithstanding anything to the contrary in this Agreement, the parties shall have no obligations under this Article III for (i) any consequential liability, damage or loss that the indemnified party may suffer or (ii) any punitive, exemplary, special or incidental damages, damage or loss the indemnified party may suffer, except to the extent that such punitive, exemplary, special or incidental damages are incurred by the indemnified party as a result of a third party claim and such damages arise out of or result from acts of the indemnifying party under this Article III.

Section 3.5. Exclusive Remedy

The procedures provided in this Article III shall constitute the sole and exclusive remedy of the parties after the Closing for any Loss sustained by a party as a result of any breach of this Agreement (regardless of whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever), other than losses or liabilities based upon fraud or fraudulent misrepresentation or as set forth in Section 3.4(b).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes no representations or warranties to Purchaser except as specifically set forth in this Article IV. Seller hereby represents and warrants to Purchaser as follows:

Section 4.1. Corporate Organization.

Seller is a Virginia chartered bank duly organized, validly existing and in good standing under the laws of Virginia. Seller has the corporate power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2. No Violation.

The Banking Centers have been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with or constitute a default under (a) Seller's Articles of Incorporation or Bylaws; (b) any provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound; (c) any injunction, order or decree or, to Seller’s knowledge, any statute, law or regulation, the violation of which would have a material adverse effect on the results of operation or financial condition of the Banking Centers; or (d) any provision which will result in a default under, or which will cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 4.3. Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller, and no further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

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Section 4.4. Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms, except as enforceability may be limited under any applicable law pertaining to bankruptcy, receivership, reorganization, fraudulent transfer or insolvency or similar laws affecting creditor’s rights generally and to general principles of equity.

Section 4.5. No Brokers.

No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, other than Sandler O’Neill & Partners, L.P.

Section 4.6. Title to and Condition of Property.

(a)	Seller has not entered into any agreement regarding the Real Property other than (i) those specifically set forth herein or disclosed to Purchaser prior to the execution of this Agreement, (ii) those listed on Schedule 4.6(a), (iii) those that are recorded in the chain of title to the Real Property, and (iv) the Real Property Lease, the Equipment Leases, and the Assignable Contracts.

(b)	To Seller’s knowledge, the Real Property is not subject to any condemnation proceeding, other proceeding or litigation of any kind, pending, proposed, or threatened, which would be binding upon Purchaser and would materially affect or limit Purchaser's use and enjoyment of the Real Property.

(c)	Seller owns and will convey to Purchaser at the Effective Time, all of the Seller’s rights, title and interest to all the Personal Property free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances of any kind except as may be set forth in this Agreement. To Seller’s knowledge, the Personal Property is in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear, Seller has good and marketable title to the assets to be transferred under this Agreement, and the Banking Centers are in conformity in all material respects with all zoning ordinances, building or fire codes or other laws, statutes, ordinances, codes or regulations applicable to them, and all certificates, licenses and permits required for the lawful use and occupancy of such property have been obtained and are in full force and effect.

Section 4.7. Limitation on Representation on Condition of Property.

Except as may be otherwise specifically set forth in Article IV of this Agreement, (i) the assets to be purchased by Purchaser hereunder are sold AS IS, WHERE IS, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

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Section 4.8. Deposit Liabilities.

The Deposit Liabilities (a) are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by federal law, and no action is pending or, to Seller’s knowledge, has been threatened by the Federal Deposit Insurance Corporation against Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller, and (b) were opened, extended or made, and have been maintained, in all material respects, in accordance with all applicable federal and state laws, regulations, rules and orders.

Section 4.9. Community Reinvestment Act.

Seller is in compliance with the Community Reinvestment Act and its implementing regulations, and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause any regulatory authority to deny any application required to be filed pursuant to this Agreement. In addition, Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 4.10. Leases.

The Real Property Lease and the Equipment Leases are in full force and effect and are fully transferable and assignable to Purchaser, except to the extent that consent of the lessor or another party is required by the terms of the respective lease documents. Purchaser's sole remedy for failure to obtain any such required consent with respect to the Equipment Leases shall be as provided in Section 2.2(b)(4).

Section 4.11. Litigation.

There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller before any court or arbitrator or any governmental body, agency or official that relates to the Banking Centers (including the assets and the assumed liabilities under this Agreement) or that could materially affect the ability of Seller to perform its obligations under this Agreement.

Section 4.12. Environmental Matters.

To Seller’s knowledge, and except as disclosed on any environmental assessment report delivered by Seller to Purchaser, Seller’s operation of the Real Property and the Banking Centers are and have been in compliance in all material respects with any applicable environmental laws. There (a) are no causes of action, claims, charges or investigations pending or, to Seller’s knowledge, threatened against Seller or any other person with respect to the Real Property or the Banking Centers which in any way relate to any environmental law or to any presence of or exposure to any Hazardous Substances; (b) to Seller’s knowledge, has been no Hazardous Substance handled, stored, disposed of, or released in, on or under the Real Property or Banking Centers in a manner or in an amount or concentration that would trigger any required notice, investigation, remedial action or material liability under any applicable environmental laws; and (c) to Seller’s knowledge are no and have been no underground storage tanks located on or under the Real Property or the Banking Centers. As used herein, “Hazardous Substance” shall mean any hazardous substances, pollutants or other regulated materials or wastes defined as such under applicable environmental laws.

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Section 4.13. Compliance with Certain Laws.

To Seller’s knowledge, the Deposit Liabilities were opened, extended, or made and have been maintained in accordance with all applicable federal and state laws, rules and regulations.

Section 4.14. Employee Matters.

There are no written contracts of employment between Seller and any of the Employees. Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Banking Centers, and Seller is not aware of any pending organizational efforts at the Banking Centers.

Section 4.15. Limitation of Representations and Warranties.

Except as may be expressly represented or warranted in this Agreement by Seller or in any other document or instrument executed by Seller and delivered to Purchaser in connection with this Agreement, Seller makes no representations or warranties whatsoever, express or implied.

Section 4.16. Seller’s Knowledge.

For the purposes of this Agreement, Seller’s knowledge is limited to the actual and current knowledge of President and Chief Executive Officer Douglas J. Glenn, Senior Vice President and Retail Banking Executive Donna Richards, and the Financial Center Manager relating to the Banking Center at Preston Corners, Chastity Caltagirone.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1. Corporate Organization.

Purchaser is a North Carolina chartered bank duly organized, validly existing and in good standing under the laws of North Carolina. Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

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Section 5.2. No Violation.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with or constitute a default under: (a) the Articles of Incorporation or Bylaws of Purchaser; (b) any provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any injunction, order or decree or, to Purchaser’s knowledge, statute, law or regulation; or (d) any provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party. Purchaser has no knowledge of any breach of warranty or misrepresentation made by Seller under this Agreement.

Section 5.3. Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, prior to the Effective Time will have been duly authorized by Purchaser, and no further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms, except as enforceability may be limited under any applicable law pertaining to bankruptcy, receivership, reorganization, fraudulent transfer or insolvency or similar laws affecting creditor’s rights generally and to general principles of equity.

Section 5.5. No Brokers.

No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 5.6. Consents and Approvals

Purchaser has received no notice and has no reason to believe that any federal, state or other governmental agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

Section 5.7. Limitation of Representations and Warranties.

Except as may be expressly represented or warranted in this Agreement by Purchaser or in any other document or instrument executed by Purchaser and delivered to Seller in connection with this Agreement, Purchaser makes no representations or warranties whatsoever, express or implied.

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ARTICLE VI
OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 6.1. Access to Information.

Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller's normal security requirements, access to the properties, contracts, books and records pertaining to the Banking Centers and the Deposit Liabilities in order to facilitate the consummation of the transactions herein contemplated, provided, that such access shall be at reasonable times and shall not interfere with the normal business and operations of the Banking Centers or the affairs of Seller relating to the Banking Centers. Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 6.2. Delivery of Magnetic Media Records.

Seller shall prepare or cause to be prepared at its expense and make available to Purchaser at Seller's data processing center magnetic media records in Seller's field format not later than 60 calendar days after the execution of this Agreement, and further shall make available to Purchaser such records updated as of the Closing Date, which records shall contain information related to the Deposit Liabilities. Such updated records shall be made available at such time after Closing as agreed to by the parties. Seller may, with the consent of Purchaser, provide such reports in paper format instead of magnetic media format.

Section 6.3. Application for Regulatory Approval.

Within 30 calendar days following the execution of this Agreement, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish branches at the locations of the Banking Centers (or relocations to the extent contemplated herein), and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its commercially reasonable efforts to obtain all necessary regulatory approvals. Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

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Section 6.4. Conduct of Business; Maintenance of Properties.

(a)	From the date hereof until the Effective Time, Seller covenants that it will:

(i)	Carry on, or cause to be carried on, the business of the Banking Centers substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization, including its relationship with the personnel at the Banking Centers, and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Centers; provided, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market areas of the Banking Centers;

(ii)	Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Banking Centers to Purchaser from Seller; and

(iii)	Maintain the Real Property, the Personal Property and each Banking Center in its current condition, ordinary wear and tear, casualty and condemnation excepted.

(b)	Between the date hereof and the Effective Time, Seller shall not, without the prior consent of Purchaser:

(i)	Increase or agree to increase the salary, remuneration or compensation or other employment benefits of the Employees other than in accordance with Seller’s customary policies or bank-wide changes consistent with past practices, or pay or agree to pay any uncommitted bonus to any such Employees other than regular bonuses granted based on historical practice;

(ii)	Materially increase the staffing levels at any Banking Center or effect changes in branch personnel employed as of the Effective Time other than in the ordinary course of business consistent with past practices;

(iii)	Change any pricing on deposit accounts at the Banking Centers on other than a regional basis, except as may be required in the ordinary course of business consistent with past practices; or

(iv)	transfer, assign, encumber or otherwise dispose of any or all of the Assets or Deposit Liabilities except in the ordinary course of business or pursuant to this Agreement.

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Section 6.5. No Solicitation by Seller.

In consideration of the purchase of the transferred assets and assumption of the assumed liabilities by Purchaser, neither Seller nor its Affiliates (including their respective directors, officers, employees or principal shareholders), successors or assigns will, for a period of twelve (12) months after the Closing Date, solicit, on behalf of itself or others, deposits from customers whose Deposits are assumed by Purchaser hereunder; provided, however, that nothing contained in this Section 6.5 shall be deemed to prohibit general solicitations in (i) newspapers, (ii) television (iii) radio, or mass mailings not specifically directed or targeted to customers of the Banking Center. In addition, these restrictions shall not apply to (1) the solicitation of (A) commercial accounts normally established and maintained in offices other than the Banking Center or (B) any credit or debit card customer which has an agreement with Seller for merchant services which is not transferred to Purchaser, (2) the installation and operation by Seller of automated teller machines at any location beyond a two mile radius measured from the current location of either Banking Center, or (3) for avoidance of doubt, any deposit, safe deposit or other business or transaction between Seller and any customer or customers whose Deposits are assumed by Purchaser hereunder, provided that such deposit, safe deposit or other business or transaction was not solicited in violation of the provisions of the first sentence of this Section 6.5.

Section 6.6. Further Actions.

Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 6.7. Fees and Expenses.

Except as otherwise provided herein, each party shall be responsible for its own attorneys' and accountants' fees and expenses and other expenses arising in connection with this Agreement and the transactions contemplated hereby.

Section 6.8. Consents of Third Parties.

If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

Section 6.9. Insurance.

As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Banking Centers and the activities conducted thereon, except for coverage relating to periods preceding the Effective Time. Purchaser shall be responsible for all insurance protection for the Banking Centers' premises and the activities conducted thereon immediately following the Effective Time.

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Section 6.10. Public Announcements.

Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees, and no announcements or communications with the public or these Employees shall be made without the prior approval of Seller.

Section 6.11. Tax Reporting.

Seller shall provide Purchaser all 1099 data for Purchaser to comply with all 2012 tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the transferred assets and liabilities after the Effective Time.

Section 6.12. Regulatory Approvals and Consents.

Seller and Purchaser shall cooperate with each other in connection with any application for regulatory approval of the transactions contemplated by this Agreement. Seller will use its commercially reasonable efforts to obtain all consents, approvals or authorizations of all governmental authorities or agencies or third parties required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of all transactions contemplated hereby or for the assumption by Purchaser of the Real Property Lease, the Equipment Leases, the Assignable Contracts and the Safe Deposit Contracts.

ARTICLE VII
CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligations of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1. Representations and Warranties True.

The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Purchaser.

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Section 7.2. Obligations Performed.

Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 7.3. No Adverse Litigation.

As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Seller which is reasonably likely to (a) materially and adversely affect the business, properties and assets of the Banking Centers, or (b) materially and adversely affect the transactions contemplated herein.

Section 7.4. Regulatory Approval.

(a)	Purchaser shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b)	Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser in its sole discretion.

Section 7.5. Plans for Chapel Hill Branch

Purchaser shall have received clarification from appropriate authorities of the City of Chapel Hill with respect to plans approved by the City for a proposed branch to be located on the Unimproved Real Property.

Section 7.6. Consent of Landlord

Seller shall deliver on or before the Effective Time written consent of the landlord to the assignment of the Real Property Lease from Seller to Purchaser.

ARTICLE VIII
CONDITIONS TO SELLER'S OBLIGATIONS

The obligations of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1. Representations and Warranties True.

The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Seller.

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Section 8.2. Obligations Performed.

Purchaser shall (a) deliver to Seller those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3. No Adverse Litigation.

As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Purchaser which might materially and adversely affect the transactions contemplated hereunder.

Section 8.4. Regulatory Approval.

Purchaser shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

Section 8.5. Release from the Real Property Lease.

Seller shall have been released by the landlord from all liability under the Real Property Lease for all obligations that accrue under such Real Property Lease after the Effective Time.

ARTICLE IX
TERMINATION

Section 9.1. Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a)	by either Purchaser or Seller, in writing five (5) calendar days in advance of such termination, if the Closing has not occurred by September 30, 2012, unless such date is extended in writing by mutual agreement of the parties;

(b)	at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

(c)	by Purchaser in writing if the conditions set forth in Article VII (with the exception of delivery of items required to be delivered at Closing) of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

30

(d)	by Seller in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

(e)	any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 6.3, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that Section; or

(f)	by Purchaser or Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser or Seller for approval of the transactions contemplated herein.

Section 9.2. Procedure Upon Termination.

In the event of termination pursuant to Section 9.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein,

(a)	each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)	all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

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Section 9.3. Payment of Expenses.

If the transactions contemplated herein are not consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party, upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1. Amendment and Modification.

This Agreement may be amended, modified, or supplemented only by written agreement of the parties.

Section 10.2. Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. The waiver of any breach of any provision under this Agreement by any party herein shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 10.3. Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 10.4. Confidentiality

Seller and Purchaser agree that the Confidentiality Agreement dated May 6, 2011 between Seller and Purchaser (the "Confidentiality Agreement") shall survive the execution hereof and the consummation of the transactions contemplated herein.

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Section 10.5. Time of Essence.

TIME IS OF THE ESSENCE WITH RESPECT TO THE OBLIGATIONS TO BE PERFORMED UNDER THIS AGREEMENT.

Section 10.6. Addresses for Notices

All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and transmitted by nationally recognized air courier (charges prepaid), telecopied or personally delivered (with receipt thereof acknowledged), effective upon receipt, to the applicable party at the address indicated below:

If to Seller:	The Bank of Hampton Roads
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
Attn: Douglas J. Glenn, President and CEO
Telephone: (757) 217-3634
Fax: (757) 217-3656

With a copy to:	Williams Mullen
999 Waterside Dr., Suite 1700
Norfolk, Virginia 23510
Attn: William A. Old, Jr.
Telephone: (757) 629-0613
Fax: (757) 629-0660

If to Purchaser:	Bank of North Carolina
1226 Eastchester Drive
High Point, North Carolina 27265
Attn: ____________
Telephone: (336) 476-9200
Fax:

With a copy to:

Attn:
Telephone:
Fax:

or, as to each party, at such other address as shall be designated by such party by notice to the other party complying with the terms of this Section.

Section 10.7. Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any subsequent amendment hereto may be delivered either by a party or its counsel by facsimile machine or by PDF document via email to the other party or its counsel and the signatures so transmitted constitute original signatures and are binding on the party so signing. After any such transmission, the parties shall further deliver to each other original or hard copies, with original signatures, of this Agreement or any amendments, but such further delivery, or failure thereof, shall not affect the validity or timing of this Agreement or any such amendment.

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Section 10.8. Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.9. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

Section 10.10. Sole Agreement.

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties respecting the transactions contemplated hereby, and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 10.11. Severability.

If any provision, paragraph, sentence, change or phrase of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.12. Parties In Interest.

Nothing in this Agreement, express or implied, including, without limitation the provisions of Section 1.5(a) and (c), is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

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Section 10.13. Survival.

All representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and shall continue in full force and effect for a period of six (6) months after the Closing Date and thereafter shall terminate, except as to any claim with respect to a representation and warranty for which written notice shall have been given prior to the end of such six (6) month period; and provided, further, that all covenants or agreements that by their terms are to be performed after the Closing Date shall survive until fully discharged.

[Signature Page Follows.]

35

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Assumption Agreement to be duly executed by their duly authorized officers as of the date first written above.

SELLER:

THE BANK OF HAMPTON ROADS

By:

Name:

Title:

PURCHASER:

BANK OF NORTH CAROLINA

By:

Name:

Title:

36

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

SCHEDULE AND EXHIBIT LIST

Schedule No.	Description

1	Banking Centers
1.1(a)(1)	Improved Real Property
1.1(a)(2)	Unimproved Real Property
1.1(a)(3)	Leased Real Property
1.1(a)(4)	Personal Property
1.1(a)(5)	Equipment Leases and Assignable Contracts
1.1(b)	Excluded Assets
1.2(a)(2)	Banking Centers Where Deposit Liabilities Are Being Sold
1.3(a)	Deposit Liabilities
1.5	Employees Who Will Be Considered for Employment
4.6(a)	Agreements Regarding the Real Property

Exhibit No.	Description
1.4(k)	Power of Attorney
2.2(b)(2)	Form of Bill of Sale
2.2(b)(3)	Form of Assignment and Assumption Agreement
2.2(b)(13)	Form of Closing Statement

37

SCHEDULE 1

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Banking Centers

Preston Corners:	4725 SW Cary Pkwy Cary, NC
Chapel Hill:	504 Meadowmont Village Circle Chapel Hill, NC

1

SCHEDULE 1.1(a)(1)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Improved Real Property

Preston Corners:          4725 SW Cary Pkwy Cary, NC

2

SCHEDULE 1.1(a)(2)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Unimproved Real Property

Chapel Hill Land:          5002 Barbee Chapel Road, Chapel Hill, NC

3

SCHEDULE 1.1(a)(3)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Leased Real Property

Chapel Hill:          504 Meadowmont Village Circle, Chapel Hill, NC

4

SCHEDULE 1.1(a)(4)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Personal Property

See report.

5

SCHEDULE 1.1(a)(5)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Equipment Leases and Assignable Contracts

None.

6

SCHEDULE 1.1(b)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Excluded Assets

Loans.

7

SCHEDULE 1.2(a)(2)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Banking Centers Where Deposit Liabilities Are Being Sold

Preston Corners:           4725 SW Cary Pkwy, Cary, NC

Chapel Hill:                  504 Meadowmont Village Circle, Chapel Hill, NC

8

SCHEDULE 1.3(a)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Deposit Liabilities

Listing made available to Purchaser as a part of Purchaser's due diligence investigation, which will be updated following the Closing.

9

SCHEDULE 1.5

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Employees That Will Be Considered for Employment

Bank of Hampton Roads/Gateway Employees who will be Potential Rehire Candidates with Bank of North Carolina

Preston Corners

All branch staff to be considered

Chapel Hill

All branch staff to be considered

10

SCHEDULE 4.6(a)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

Agreements Regarding the Real Property

Chapel Hill:             504 Meadowmont Village Circle, Chapel Hill, NC

Lease between DDRM Meadowmont Village Center LLC and Gateway Bank & Trust Company, dated November 14, 2007. (consent required for assignment)

11

EXHIBIT 1.4(k)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is dated this                    day of                    2012, by The Bank of Hampton Roads, a Virginia chartered bank ("Seller"), to be effective as of 5:00 p.m. on                    ,            2012.

WITNESSETH:

WHEREAS, Seller and Bank of North Carolina ("Purchaser") have entered into a Purchase and Assumption Agreement dated as of _______________, 2012 (the "Agreement"), which provides for the sale by Seller to Purchaser of certain personal property; and

WHEREAS, in a Bill of Sale to Purchaser dated ___________, 2012 (the "Bill of Sale"), Seller has agreed, from time to time, at the request of Purchaser to execute, acknowledge and deliver to Purchaser any and all instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to (i) transfer to Purchaser certain Assets (as defined in the Bill of Sale) being acquired by Purchaser pursuant to the Agreement and (ii) give full force and effect to the intent and purpose of the Bill of Sale.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller hereby irrevocably appoints and authorizes the President or any Vice President, or the Secretary or any Assistant Secretary, of Purchaser as its attorney-in-fact solely for the purpose of endorsing and recording, pursuant to the Bill of Sale, certificates of title for vehicles, amendments to financing statements, continuation statements, financing statements, and similar documents related to the other Assets transferred pursuant to the Bill of Sale, provided, such power of attorney is not intended to and does not convey to Purchaser any right to endorse or record any documents relating to collateral other than collateral transferred pursuant to the Bill of Sale as described in the preceding paragraph.

[Signature Page Follows.]

12

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be duly executed by its duly authorized officer as of the day and year first above written.

WITNESSES:		The Bank of Hampton Roads

By:

Its:

STATE OF _____________________

COUNTY OF ___________________

Before me, the undersigned Notary Public, in and for the State and County aforesaid, duly commissioned, qualified and acting, personally appeared                         , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged him/herself to be                                 of The Bank of Hampton Roads, a Virginia chartered bank, and s/he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the association by him/herself as such officer

WITNESS my hand and official seal of office at                              ,                    County, __________, this the ____ day of                         , 2012.

Notary Public

My commission expires:

13

EXHIBIT 2.2(b)(2)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

BILL OF SALE

THIS BILL OF SALE is dated this ____ day of ______________, 2012, by The Bank of Hampton Roads, a Virginia chartered bank ("Seller").

WHEREAS, Seller and Bank of North Carolina, a North Carolina chartered bank ("Purchaser"), have entered into a Purchase and Assumption Agreement dated as of _____________, 2012 (the "Agreement"), which provides for the sale by Seller to Purchaser of certain personal property and loans related to Seller's offices located in the State of North Carolina as set forth in Schedule 1 hereto (the "Banking Centers"), all as set forth in the Agreement;

NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Purchaser all of its right, title and interest in and to the following assets (the "Assets"): The Personal Property, the Coins and Currency (as such terms are defined in the Agreement), and all of Seller's files and records related to the Loans, the Equipment Leases and Deposit Liabilities (as such terms are defined or described in the Agreement).

Seller, for itself and its successors and assigns, does hereby covenant to Purchaser and its successors and assigns that it (i) makes the representations and warranties with respect to the Assets contained in the Agreement and (ii) shall, from time to time, at the request of Purchaser, execute, acknowledge and deliver to Purchaser any and all further instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to transfer the Assets to Purchaser, to enable Purchaser to bill, collect, service and administer the Loans and to give full force and effect to the full intent and purposes of this Bill of Sale.

This Bill of Sale shall be binding upon, and shall inure to the benefit of Seller and each of its successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control. The Seller makes the representations and warranties with respect to the Assets contained in the Agreement.

14

This Bill of Sale, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

This instrument shall be effective as of the Effective Time, as defined in the Agreement.

[Signature Page Follows.]

15

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its duly authorized officers and its corporate seal to be affixed hereto, effective as of the Effective Time, as defined in the Agreement.

THE BANK OF HAMPTON ROADS

By:

Name:

Title:

16

EXHIBIT 2.2(b)(3)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this ____ day of _______________, 2012, by and between The Bank of Hampton Roads, a Virginia chartered bank (“Seller"), and Bank of North Carolina, a North Carolina chartered bank ("Purchaser").

WITNESSETH:

WHEREAS, Seller and Purchaser have entered into a Purchase and Assumption Agreement dated as of _____________, 2012 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interests in and to certain leases, contracts, deposit accounts and other liabilities related to Seller's offices located at the Banking Centers as defined in the Agreement, and the assumption by Purchaser of Seller's liabilities and obligations thereunder, all as set forth in the Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Purchaser, Seller hereby assigns, transfers and sets over to Purchaser all of Seller's rights and interest to, and Purchaser does hereby assume all of Seller's liabilities and obligations in connection with, the following assets (the "Assets");

(a)	The Real Property Lease, Equipment Leases and Assignable Contracts as defined in the Agreement;

(b)	All deposit accounts located at the Banking Centers, except for those deposit accounts and liabilities described in Section 1.3(b) of the Agreement, and all merchant services accounts associated therewith; and

(c)	All Safe Deposit Contracts as defined in the Agreement.

17

This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, Seller, Purchaser, and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control. The Seller makes the representations and warranties with respect to the Assets contained in the Agreement.

This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

This instrument shall be effective as of the Effective Time, as defined in the Agreement.

[Signature Page Follows.]

18

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto, all as of the day and year first above written.

THE BANK OF HAMPTON ROADS

By:

Name:

Title:

BANK OF NORTH CAROLINA

By:

Name:

Title:

19

EXHIBIT 2.2(b)(13)

PURCHASE AND ASSUMPTION AGREEMENT

Between

The Bank of Hampton Roads

and

Bank of North Carolina

CLOSING STATEMENT

(Pre-Closing Balance Sheet as of ______________)

Cash due Purchaser for:

Deposit liability (including accrued interest)	$

Pro rata safe deposit box rental

Pro rata property taxes*

Deed stamps*

Total Cash due Purchaser		$

Cash due Seller for:

Real and Personal Property

Coins and Currency

Premium for Deposit Liabilities

Deed Stamps*

Pro rata property taxes*

Prepayments

Total Cash due Seller		$

Net cash due Purchaser		$

*Only for party that has paid or is required to pay the obligation.

20

Seller hereby approves the Closing Statement. Purchaser hereby approves the Closing Statement and acknowledges receipt of the Total Cash Due Purchaser. Seller and Purchaser agree to make subsequent adjustments to the extent necessary in accordance with Section 2.3 of the Purchase and Assumption Agreement between Seller and Purchaser dated as of ___________, 2012.

This the ____ day of _______________, 2012.

THE BANK OF HAMPTON ROADS

By:

Name:

Title:

BANK OF NORTH CAROLINA

By:

Name:

Title:

21